Exhibit 10.1

EXECUTION VERSION

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) executed this 25th day of October, 2017 (“Effective Date”), by and among U.S. BANK NATIONAL ASSOCIATION (“Secured Party”), as Trustee under the Indenture (as defined below); BEACON ESCROW CORPORATION (“Depositor”), a Delaware corporation and a wholly owned subsidiary of Beacon Roofing Supply, Inc. (the “Company”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”). Secured Party, Depositor and Escrow Agent are sometimes collectively referred to herein as the “Parties.”

WHEREAS, this Agreement is being entered into in connection with the Purchase Agreement (as may be modified, amended or supplemented, the “Purchase Agreement”), dated as of October 11, 2017, among Depositor, the Company and Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as the Representatives (as defined in the Purchase Agreement) of the several Initial Purchasers named on Exhibit A to the Purchase Agreement (collectively, the “Initial Purchasers”), and in connection with the indenture dated as of October 25, 2017 (the “Indenture”), by and between Depositor and Secured Party, relating to the Notes (as defined below);

WHEREAS, pursuant to the terms of the Purchase Agreement, Depositor is selling $1,300 million aggregate principal amount of its 4.875% Senior Notes due 2025 (the “Notes”);

WHEREAS, concurrently with the closing of the sale of the Notes, Depositor (or (in part) the Initial Purchasers, on behalf of Depositor) will deposit into the Escrow Account (as defined in Section 2 below), as hereinafter provided, the amount set forth in Section 2(a) below, which together with the Additional Amounts (as defined in Section 2(b) below) deposited by Depositor (in both cases, in the form of cash), shall equal an amount sufficient to pay when due the Escrow Redemption Price (as defined in Section 28 below);

WHEREAS, the Company has entered into a Stock Purchase Agreement, dated as of August 24, 2017, as amended and supplemented from time to time (including all exhibits, schedules and attachments thereto, the “Stock Purchase Agreement”), among the Company, Oldcastle, Inc., a Delaware corporation, and Oldcastle Distribution, Inc., a Delaware corporation, pursuant to which the Company will acquire 100% of the outstanding capital stock of Allied Building Products Corp., a New Jersey corporation, and Kapalama Kilgos Acquisition Corp., a Delaware corporation, on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Acquisition”);

WHEREAS, the amounts deposited in the Escrow Account will be used (A) upon satisfaction of the Escrow Conditions (as defined in Section 28 below), to finance the Acquisition, to repay certain indebtedness of the Company and to pay related fees and expenses with any remaining proceeds to be retained by the Company for general corporate purposes, or (B) if the Escrow Conditions are not satisfied, to fund the Escrow Redemption Price; and

WHEREAS, Escrow Agent has agreed to accept, hold and disburse, as applicable, the funds deposited with it and the earnings thereon, if any, in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the Parties hereby agree as follows:

1.    APPOINTMENT OF ESCROW AGENT.    Secured Party and Depositor do hereby appoint Escrow Agent as escrow agent for the purposes described herein, and Escrow Agent does hereby accept the appointment as escrow agent and agrees to act in accordance with the terms and conditions described herein. Escrow Agent shall have all of the rights, powers, duties and obligations provided herein.

2.     ESCROW FUND.

(a)    Simultaneously with the execution and delivery of this Agreement, (i) the Initial Purchasers, upon the written request of Depositor (and only upon satisfaction of all the conditions precedent to closing under the Purchase Agreement), shall deliver and deposit with Escrow Agent, and Escrow Agent hereby acknowledges receipt of, the net proceeds from the sale of the Notes, and (ii) Depositor shall deliver and deposit with Escrow Agent, and Escrow Agent hereby acknowledges receipt of, (x) an amount in cash that, when taken together with the amount deposited pursuant to the foregoing clause (i), is equal to 100.0% of the aggregate principal amount of the Notes, plus an amount equal to the amount of interest that will accrue on the Notes through October 31, 2017, to be held in escrow by Escrow Agent and distributed pursuant to and strictly in accordance with the terms and conditions of this Agreement. The amounts deposited pursuant to this Section 2(a), along with the Additional Amounts (as defined in Section 2(b) below), shall collectively be referred to herein as the “Escrowed Property.” Escrow Agent shall promptly deposit, invest and reinvest, as applicable, the Escrowed Property and the proceeds thereof into a trust account (the “Escrow Account”) as provided in Section 3 herein below. Escrow Agent shall release and disburse Escrowed Property only in accordance with the instructions as set forth in “Exhibit A” hereto, or as otherwise expressly set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, Escrow Agent will only release and disburse Escrowed Property which consists of funds received by Escrow Agent which have cleared normal banking channels. Simultaneously with the execution and delivery of this Agreement, Depositor shall pay to Escrow Agent all fees due to Escrow Agent pursuant to Exhibit C.

(b)    (i) On or prior to the date that is five (5) business days prior to the last day of each month, from and including October 2017 through and including July 2018 (in each case, unless release of the Escrowed Property has occurred in accordance with the terms of this Agreement), Depositor will deposit, or the Company will cause to be deposited, into the Escrow Account an amount of cash equal to the amount of interest that will accrue on the Notes from (and including) the first day of the following month through (and including) the last day of such following month and (ii) in the event that the conditions to the release of the Escrowed Property have not been satisfied on or prior to February 28, 2018, Depositor will deposit, or the Company will cause to be deposited, in the Escrow Account an amount of cash that, when taken together with the Escrowed Property (excluding amounts deposited in respect of prefunded interest) then held in the Escrow Account, is equal to 101.0% of the aggregate principal amount of the Notes

(such deposits, collectively, the “Additional Amounts”). The Additional Amounts will, together with the amounts deposited into the Escrow Account pursuant to Section 2(a) hereof, provide cash to Escrow Agent in an amount sufficient to pay the Escrow Redemption Price. If, on the date of the Redemption Notice, the Escrowed Property is insufficient to pay the Escrow Redemption Price on the Escrow Redemption Date, Depositor shall deposit, or the Company will cause to be deposited, into the Escrow Account, on the business day prior to the Escrow Redemption Date, an amount in cash that will cause the amount in the Escrow Account to be sufficient to pay the Escrow Redemption Price.

3.    INVESTMENT AND MAINTENANCE OF ESCROW FUND. Escrow Agent shall invest and reinvest the Escrowed Property in the investment(s) set forth in “Exhibit B” hereto, or as otherwise may be specified in an Investment Direction submitted to the Escrow Agent from time to time, changing the investment of the Escrowed Property. Escrow Agent shall conclusively rely upon an Investment Direction without inquiry or investigation; provided, however, that Depositor warrants that no Investment Direction shall be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Depositor recognizes and agrees that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrowed Property or the purchase or disposition of any investment. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Depositor waives receipt of such confirmations.

During the term of this Agreement, Escrow Agent shall provide Secured Party and Depositor with written monthly statements containing the beginning balance of the Escrowed Property, as well as all principal and income transactions for the statement period. Escrow Agent is authorized and directed to liquidate any and all investments in whole or in part making up the Escrowed Property as it deems necessary to make any and all payments or distributions required under this Agreement. All investment earnings shall become part of the Escrowed Property and investment losses shall be charged against the Escrowed Property. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrowed Property. With respect to any Escrowed Property received by Escrow Agent after ten o’clock, a.m., New York City, time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in New York City are open for business. In the event that any or all of the Escrowed Property is of the type which cannot be invested, or Depositor expressly requests in writing that the Escrowed Property not be invested, Escrow Agent shall hold and maintain the Escrowed Property in the Escrow Account.

4.     LIABILITY OF ESCROW AGENT. Escrow Agent shall not be liable for any action taken or omitted by it in good faith, including, but not limited to any loss to the Escrowed Property resulting from the investment(s) enumerated in “Exhibit B” hereto or as otherwise specified in an Investment Direction by Depositor to the Escrow Agent pursuant to Section 3 hereof or any loss resulting from the liquidation of any investment(s) prior to such investment’s maturity date for the purpose of making required disbursements under this Agreement, except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct proximately caused any loss to Depositor or Secured Party. Escrow Agent may rely in good faith upon any notice, instruction, request or other instrument delivered in writing by Depositor or Secured Party, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall reasonably believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrowed Property, any account in which Escrowed Property are deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability.

Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court of competent jurisdiction with respect to the Escrowed Property. If any portion of the Escrowed Property is at any time attached, garnished or levied upon under any court order described above, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order described above, or in case any final order, judgment or decree shall be made or entered by any court of competent jurisdiction affecting such Escrow Account or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, to rely in good faith upon and comply with any such final order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such final order, writ, judgment or decree, it shall not be liable to any of the Parties or to any other person or entity by reason of such compliance even though such final order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

5.    RIGHTS AND DUTIES OF ESCROW AGENT. This Agreement shall represent the entire understanding of the Parties with respect to the subject matter thereof, and Escrow Agent shall only be required to perform the duties expressly described herein, and no further duties shall be implied from this Agreement or any other written or oral agreement by and among Escrow Agent, Depositor and Secured Party made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all Parties hereto and makes specific reference to this Agreement. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrowed Property in accordance with the terms of this Agreement. Escrow Agent has no fiduciary duties of any kind. Escrow Agent may rely in good faith upon any written instructions reasonably believed to be genuine when signed and presented by the requesting party and shall not have a duty to inquire or investigate the validity, truth and/or accuracy of any such written instruction. Escrow Agent shall not be required to solicit funds from either Depositor or Secured Party in connection with this Agreement. Escrow Agent shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from outside counsel regarding the construction or performance of this Agreement, or relating to any dispute involving any party hereto, which outside counsel shall be selected at the sole discretion of Escrow Agent. Escrow Agent shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in good faith in accordance with the opinion or advice of such outside counsel. Depositor shall promptly pay, upon demand, the reasonable and documented fees and expenses of any such outside counsel. Notwithstanding the foregoing, should Escrow Agent become uncertain as to its duties under this Agreement, it shall be permitted to (a) immediately suspend the performance of any obligations (including, without limitation, any disbursement obligations) under this Agreement until such uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until such duties are expressly defined in a joint writing by the Parties, and shall only be required to protect and keep the Escrowed Property in their current investment(s) until such time as a written agreement among the Parties is executed or a court of competent jurisdiction shall render a final order directing further action, or (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrowed Property, and the Escrow Agent shall be entitled to payment by Depositor of all reasonable and documented fees and expenses (including court costs and reasonable and documented external attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. Escrow Agent shall have no liability to Depositor, Secured Party, their respective shareholders or members, as applicable, or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrowed Property or any delay in or with respect to any other action required or requested of Escrow Agent. Upon release and disbursement of the Escrowed Property as set forth in “Exhibit A” hereto, Escrow Agent shall be fully released from any and all further obligations, except for the provision of written notice to each of the other Parties, setting forth in such notice the date of release of the Escrowed Property, the party to whom the Escrowed Property were disbursed and the amount disbursed, such notification to be in the form of Escrow Agent’s final monthly statement. Upon the release and disbursement of the Escrowed Property and the delivery of the above referenced notification, Escrow Agent shall be released from any and all duties and obligations with respect to this Agreement and each of the Parties hereto.

6.     TERM OF ESCROW AGREEMENT. The Agreement shall terminate on the date of final disbursement of the Escrow Account (the “Termination”), provided that any claims by Escrow Agent against Secured Party or Depositor shall survive the termination hereof.

7.    RESIGNATION AND SUCCESSION OF ESCROW AGENT. Escrow Agent may resign and be discharged of all duties and obligations under this Agreement by providing ten (10) days’ written notice of such resignation to both Depositor and Secured Party. If no successor escrow agent shall have been named upon the expiration of the ten (10) days’ notice period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief and Escrow Agent’s sole obligation will be to hold the Escrowed Property pending appointment of a successor Escrow Agent. The costs and expenses (including reasonable and documented external attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by Depositor. Upon written notification by Depositor and Secured Party of the appointment of a successor escrow agent, Escrow Agent shall promptly deliver the Escrowed Property and all materials and instruments in its possession which relate to the Escrowed Property to such successor, and the duties of the resigning Escrow Agent shall terminate in all respects, and Escrow Agent shall be released and discharged from all further obligations set forth herein or otherwise created hereby. Subject to the last sentence of Section 10, Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to Escrow Agent, plus any reasonable and documented costs and fees incurred by, or expected to be incurred by, Escrow Agent in connection with the formation, maintenance or termination of this Agreement. Any merger, consolidation or the purchase of all or substantially all of Escrow Agent’s corporate assets resulting in a new corporate entity shall be considered a successor for the purposes of this Agreement, and the Escrowed Property shall be transferred to such entity without written consent or further action under this Agreement.

8.    TERMINATION OF ESCROW AGENT. Escrow Agent may be discharged from its duties under this Agreement upon thirty (30) days’ joint written notice from Depositor and Secured Party and upon the payment of any and all costs and fees due to Escrow Agent. In such event, Escrow Agent shall be entitled to rely in good faith upon written instructions from Depositor and Secured Party as to the disposition and delivery of the Escrowed Property. Upon thirty (30) days after receipt of such written notice of termination, if no successor has been named, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable and documented external attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by Depositor.

9.     TAXES. Escrow Agent shall have no responsibility for the tax consequences of this Agreement. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrowed Property, if any. For purposes of federal income taxes and other taxes based on income, Depositor will be treated as the owner of the Escrowed Property until the distribution of the Escrowed Property (or such portion thereof). Depositor and Secured Party each represent that its Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority listed in “Exhibit D” is true and correct, and that each will notify Escrow Agent in writing immediately upon any change to such number. Upon execution of this

Agreement, Depositor and Secured Party shall provide Escrow Agent with a fully executed W-9. All interest or other income earned under this Agreement shall be allocated and/or paid as directed in writing by Depositor and reported as required. Taxes may be withheld by Escrow Agent as it reasonably determines may be required by any law or regulation in effect at the time of the disbursement of the Escrowed Property. In the absence of timely direction, all proceeds of the Escrowed Property shall be retained as Escrowed Property and reinvested from time to time by Escrow Agent as provided in Section 3 herein. Subject to the last sentence of Section 10, Depositor grants to Escrow Agent a right of set-off which may be exercised to pay any and all taxes, whether federal, state or local, incurred by the investment of the Escrowed Property. Depositor shall indemnify and hold harmless Escrow Agent from and against any and all liabilities for taxes and/or any penalties with respect to interest or other income earned under this Agreement and becoming part of the Escrowed Property hereunder, but excluding any liability for reporting and/or withholding obligations expressly assumed by Escrow Agent for purposes of this Agreement.

10.    FEES. Depositor shall also agree to pay compensation for the services rendered by Escrow Agent under this Agreement. Compensation for services rendered by Escrow Agent shall be paid in accordance with the instructions set forth on “Exhibit C,” and Depositor agrees to pay or reimburse Escrow Agent for any and all reasonable and documented costs and expenses, including reasonable and documented external attorney’s fees and expenses, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement. In addition to any other liens or security interest available to Escrow Agent under applicable law, Escrow Agent shall have, and Depositor hereby grants to Escrow Agent, a first priority lien on the Escrowed Property to secure the payment of any moneys owed to Escrow Agent hereunder. Notwithstanding anything to the contrary contained herein, Escrow Agent agrees (i) that any security interest in, lien on, encumbrance, claim or right of setoff against, the Escrow Account or any funds therein that it now has or subsequently obtains shall be subordinate to the security interest of the Secured Party in the Escrow Account and the funds therein or credited thereto and (ii) it shall not exercise any present or future right of recoupment or set-off against the Escrow Account or to assert against the Escrow Account any present or future security interest, banker’s lien or any other lien or claim (including claim for penalties) that the Escrow Agent may at any time have against or in the Escrow Account or any funds therein until the Escrowed Property has been released in full satisfaction of all claims of the Secured Party.

11.    INDEMNIFICATION OF ESCROW AGENT. From and at all times after the date of this Agreement, Depositor shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) from and against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable and documented external attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, Depositor or Secured Party, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable and documented fees of such counsel to all Indemnified Parties who are party to such action or claim shall be paid by Depositor promptly following demand therefor by such Indemnified Parties. The obligations of Depositor under this Section 11 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Notwithstanding the foregoing but subject to the last sentence of Section 10, Depositor further grants Escrow Agent a right of set-off and a security interest against the Escrowed Property for the payment of any claim for indemnification, reasonable and documented expenses (including legal) or compensation due hereunder.

12.     REPRESENTATIONS and WARRANTIES. Each of Depositor and Secured Party hereby makes the following representations and warranties to Escrow Agent, each as to itself:

(a)    It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)    This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c)    The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.

(d)    The applicable persons designated on “Exhibit D” hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of Depositor and Secured Party under this Agreement, all without further consent or direction from, or notice to, it or any other party.

(e)    No party other than the Parties and the holders of the Notes has, or shall have, any lien, claim or security interest in the Escrowed Property or any portion thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrowed Property or any part thereof.

(f)    All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of the Escrowed Property.

13.    USA PATRIOT ACT. None of Secured Party or Depositor is (or will be) a person with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Secured Party and Depositor hereby agree to provide Escrow Agent with any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to Secured Party and Depositor pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”): IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for depositors: When a depositor opens an account, if such depositor is an individual, a lender (including Escrow Agent) will ask for such depositor’s name, taxpayer identification number, residential address, date of birth, and other information that will allow the lender to identify such depositor, and, if such depositor is not an individual, Escrow Agent will ask for such depositor’s name, taxpayer identification number, business address, and other information that will allow the lender to identify such depositor. Escrow Agent may also ask, if such depositor is an individual, to see depositor’s driver’s license or other identifying documents, and, if such depositor is not an individual, to see such depositor’s legal organizational documents or other identifying documents. In the event Secured Party or Depositor violates any of the provisions of the USA Patriot Act, the Bank Secrecy Act, or applicable regulations thereunder, such event shall constitute a default hereunder and shall entitle Escrow Agent to exercise all of its rights and remedies at law or in equity, including but not limited to terminating this Agreement.

14.    ILLEGAL ACTIVITIES. Escrow Agent shall have the right in its sole discretion to not accept appointment as escrow agent and reject any funds and collateral from Depositor or Secured Party in the event that Escrow Agent has reasonable belief to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including but not limited to the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, each of the other Parties to this Agreement will assist Escrow Agent and comply with any reviews, investigations and examinations directed against the Escrowed Property.

15.     DEPOSITOR’S LIMITED RIGHTS IN ESCROWED PROPERTY; SECURITY INTEREST.

(a)    Depositor hereby pledges, assigns and grants to Secured Party, for the benefit of the holders of the Notes, as security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes in connection with an Escrow Redemption, a continuing security interest in, and a lien on, all of Depositor’s rights, whether now existing or hereafter acquired or arising, under this Agreement and in all right, title and interest of Depositor, whether now existing or hereafter acquired or arising, in the Escrow Account, the Escrowed Property and all security entitlements in respect of financial assets credited to the Escrow Account from time to time.

(b)    Depositor represents and warrants that the security interest of Secured Party in this Agreement, to the extent that Depositor has rights herein, and the Escrow Account and Escrowed Property, will, after execution and delivery of this Agreement by all parties hereto, at all times be valid, perfected and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law) as a first priority security interest by Secured Party against Depositor and all third parties in accordance with the terms of this Agreement. Depositor represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to this Agreement, the Escrow Account or the Escrowed Property with any other third party without the prior written consent of Escrow Agent, Secured Party and the Representatives.

(c)    The parties hereto acknowledge and agree that: (i) the Escrow Account will be treated as a “Securities Account,” (ii) the Escrowed Property will be treated as “Financial Assets,” (iii) this Agreement governs the Escrow Account and provides rules governing the priority among possible “Entitlement Orders” received by Escrow Agent from Depositor, Secured Party and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (iv) the “Securities Intermediary’s Jurisdiction” is the State of New York. Escrow Agent represents and warrants that it is a “Securities Intermediary” with respect to the Escrow Account and the “Financial Assets” credited to the Escrow Account. Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “Code”), will apply to this Agreement, and all terms quoted in this Section 15(c) and 15(e) will have the meanings assigned to them by Article 8 and Article 9 of the Code.

(d)    Escrow Agent hereby agrees that all property delivered to Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by Escrow Agent, subject to the penultimate sentence of Section 3. Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to this Agreement, the Escrow Account or the Escrowed Property with any other third party without the prior written consent of Depositor, Secured Party and the

Representatives. The parties agree that all financial assets (except cash) credited to the Escrow Account will be registered in the name of Escrow Agent for the benefit of Secured Party or indorsed to Escrow Agent for the benefit of Secured Party or in blank and in no case will any financial asset credited to the Escrow Account be registered in the name of Depositor, payable to the order of Depositor or specially indorsed to Depositor unless such financial asset has been further indorsed to Escrow Agent for the benefit of Secured Party or in blank.

(e)    Each of the parties hereto acknowledges and agrees that the Escrow Account and the Escrowed Property will be under the control (within the meanings of Sections 8-106 and 9-106 of the Code) of Secured Party (in accordance with the Indenture) and, notwithstanding any other provision of this Agreement, Escrow Agent will comply with all “Entitlement Orders” (as defined in Section 8-102 of the Code) with respect to the Escrow Account and all instructions directing disposition of funds in the Escrow Account, in each case originated by Secured Party (in accordance with the Indenture) without further consent of Depositor or any other person; provided, however, that so long as Secured Party has not notified Escrow Agent in writing that a Default (as defined in the Indenture) exists or following the receipt by Escrow Agent and Escrow Agent of a written notice from Secured Party that any existing Default (as defined in the Indenture) has been cured or waived, Escrow Agent shall honor investment instructions issued by Depositor as provided in Section 3. Notwithstanding anything to the contrary contained herein, if at any time Escrow Agent receives conflicting orders or instructions from Secured Party and Depositor, Escrow Agent shall comply with such orders or instructions of Secured Party without further consent by Depositor or any other person.

(f)    Depositor agrees to take all steps reasonably necessary in connection with the perfection of Secured Party’s security interest in this Agreement and the Escrowed Property and the protection of the Escrowed Property from claims by third parties and, without limiting the generality of the foregoing, Depositor hereby authorizes Secured Party and the Initial Purchasers on behalf of Secured Party to file one or more UCC financing statements in such jurisdictions and filing offices and containing such description of collateral as the Initial Purchasers on behalf of Secured Party, may determine are reasonably necessary in order to perfect the security interest granted herein, and any such filing is authorized to be made by the Initial Purchasers or their counsel on behalf of Secured Party. Depositor represents and warrants that it is duly incorporated and validly existing as a corporation under the laws of the state of Delaware and is not organized under the laws of any other jurisdiction, and Depositor hereby agrees that, prior to the termination of this Agreement, it will not change its legal name or jurisdiction of organization without giving Secured Party and the Initial Purchasers not less than 15 days’ prior written notice thereof (other than as contemplated in connection with the Company Assumption).

(g)    Upon the release of any Escrowed Property pursuant to this Agreement, the security interest of Secured Party for the benefit of the holders of the Notes granted herein will automatically terminate with respect to any such Escrowed Property so released without any further action and such released Escrowed Property will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of Escrow Agent, Secured Party and the holders of the Notes. Secured Party will, at the reasonable request of Depositor, take all steps reasonably necessary to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as Depositor may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrowed Property.

(h)    Except for the claims and interest of Secured Party and of Depositor in the Escrowed Property held in or credited to the Escrow Account, each of Depositor and Escrow Agent represent and warrant that on the date hereof it does not know of any claim to, security interest in, lien on, or encumbrance against, the Escrow Account or Escrowed Property held in or credited thereto and does not know of any claim that any person or entity other than Secured Party has been given “control” (within the meaning of Section 8-106 of the Code) of the Escrow Account or any such Escrowed Property. If Depositor or Escrow Agent becomes aware that any person or entity is asserting any lien, encumbrance, security interest or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process or any claim of control) against any of the Escrowed Property held in or credited to the Escrow Account, such Party shall promptly notify the other Parties hereto thereof.

16.     NOTICES. All communications, notices and instructions required herein shall be in writing and shall be deemed to have been duly given if delivered by (a) hand or first class, registered or certified mail, return receipt requested, postage prepaid, (b) facsimile or electronic transmission if followed by letter and affirmative confirmation of receipt is received (such facsimile or electronically transmitted notice to be effective on the date such affirmative confirmation of receipt is received), or (c) overnight courier (such notice to be effective the following business day if instructions to deliver such notice on the next business day are given) and addressed as follows:

If to Escrow Agent:
U.S. Bank National Association 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107 Attn: Donald T. Hurrelbrink (651) 466-6308 – Direct (651) 466-7430 – Facsimile Email: donald.hurrelbrink@usbank.com

If to Secured Party:
U.S. Bank National Association 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107 Attn: Donald T. Hurrelbrink (651) 466-6308 – Direct (651) 466-7430 – Facsimile Email: donald.hurrelbrink@usbank.com

If to Depositor:
Beacon Escrow Corporation c/o Beacon Roofing Supply, Inc. 505 Huntmar Park Drive, Suite 300 Herndon, VA 20170 Attn: Joseph Nowicki (703) 437-1919 – Facsimile

With a copy (which shall not constitute notice) to:
Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attn: Jeffrey N. Smith, Esq. Michael P. Heinz, Esq. (312) 853-7036 – Facsimile

In the event Escrow Agent shall receive such written instructions and shall determine pursuant to its sole discretion that verification of such instructions shall be required, then Escrow Agent shall be permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions shall serve to verify such instructions.

17.    ASSIGNMENT. This Agreement shall not be assignable absent written consent of the Parties. Any assignment absent written consent shall be deemed void ab initio, except that the merger or acquisition of all or substantially all the assets of any of the Parties shall not require written consent, but shall require written notice to each of the Parties. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of such Parties and their respective heirs, administrators, legal representatives, successors and assigns.

18.    MODIFICATION OF AGREEMENT. This Agreement (including the Exhibits hereto) shall constitute the complete and entire understanding of the Parties, and shall supersede any and all prior agreements between or among them. The provisions of this Agreement shall not be waived, modified, amended, altered or supplemented, in whole or in part, except by a writing signed by all the Parties, which makes specific reference to this Agreement; provided, however, that any amendment to the Escrow Redemption Price or the Escrow Redemption Date that would adversely affect the holders of the Notes shall require the consent of each holder of the then outstanding Notes affected thereby.

19.    CHOICE OF LAW;VENUE; WAIVER OF JURY TRIAL.

THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO

HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

In connection with this Agreement, each of the Parties irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the County and State of New York in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue, (c) agrees not to commence any legal proceedings related hereto except in such courts, and (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in such courts.

20.    FORCE MAJEURE. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism, fire, epidemics, delays of common carriers or other acts beyond the control of the Parties; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

21.    EXECUTION. This Agreement may be executed in several counterparts, including by electronic delivery, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument. The effective date of this Agreement shall be the date it is executed by the last party to do so.

22.    NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.    SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability (i) of the offending term or provision in any other situation or in any other jurisdiction or (ii) of any other term or provision of this Agreement.

24.    DEALINGS. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Depositor or Secured Party and become pecuniarily interested in any transaction in which Depositor or Secured Party may be interested, and contract and lend money to Depositor or Secured Party and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Depositor or Secured Party or for any other entity.

25.    SECURITY PROCEDURES. In the event any fund release, disbursement, or transfer instructions are given (other than in writing at the time of execution of this Agreement or any related or underlying agreement), whether in writing, by telecopier, electronic transmission, or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on “Exhibit D” hereto, and Escrow Agent may rely in good faith upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by Escrow Agent.

26.    ESCHEAT. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Property and any proceeds thereof escheat by operation of law.

28.    DEFINITIONS.

“Company Assumption” means the consummation of the transactions whereby (a) the Company will assume all of the obligations of Depositor under the Notes and the Indenture, and (b) Depositor will be released from its obligations in respect of the Notes and the Indenture.

“Conditions Precedent Date” means (x) August 31, 2018 or (y) such earlier date as the Company shall notify Secured Party and Escrow Agent or shall otherwise announce that the Stock Purchase Agreement has been or will be terminated or that the Company will not otherwise pursue the Acquisition.

“Escrow Conditions” means, collectively, all of the following:

(a) All of the conditions precedent to the consummation of the Acquisition shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the Acquisition) and the Escrowed Property will be used on a substantially concurrent basis by the Company to consummate the Acquisition in accordance with the terms of the Stock Purchase Agreement as in effect on the date hereof, together with such amendments, modifications or waivers that are not materially adverse to the holders of the Notes;

(b) all of the conditions precedent to the effectiveness of, and borrowings under, the Senior Credit Facilities (as defined in the Indenture) have been satisfied or waived (other than the release of the Escrowed Property), and prior to or substantially concurrently with the release of the Escrowed Property, the borrowings under the Senior Credit Facilities (as defined in the Indenture) will be available on the Escrow Release Date (as defined in the Indenture); and

(c) prior to or substantially concurrent with the release of the Escrowed Property, (1) Depositor shall merge with and into the Company, with the Company continuing as the surviving corporation, (2) the Company Assumption shall be consummated and (3) the Subsidiary Guarantors (as defined in the Indenture) shall have, by supplemental indenture, become parties to the Indenture.

“Escrow Redemption” means the obligation of Depositor under the Indenture to redeem all of the Notes if the Escrow Conditions are not satisfied on or prior to the Conditions Precedent Date.

“Escrow Redemption Date” means a day selected by Depositor that is no earlier than the Conditions Precedent Date and no later than three (3) business days following the date of the Redemption Notice.

“Escrow Redemption Price” means (a) 100.0% of the aggregate principal amount of the Notes, if the Escrow Redemption Date occurs on or prior to February 28, 2018, or (b) 101.0% of the aggregate principal amount of the Notes, if the Escrow Redemption Date occurs after February 28, 2018, in each case plus accrued and unpaid interest, if any, from October 25, 2017 to, but not including, the Escrow Redemption Date, calculated using a rate of 4.875% per annum.

“Investment Direction” means an officer’s certificate, signed by an officer of Depositor, directing the Escrow Agent to invest and reinvest the Escrowed Property in a manner other than the investment set forth in Exhibit B.

“Redemption Notice” means a notice from Depositor to Escrow Agent that the Escrow Conditions will not be satisfied on or prior to the Conditions Precedent Date (or that the Stock Purchase Agreement has been or will be terminated or that the Company has determined that the Acquisition will not otherwise be pursued) and that an Escrow Redemption is to occur (which notice shall state the Escrow Redemption Date and the Escrow Redemption Price for the Notes).

“Release Request” means an officer’s certificate requesting release of the Escrowed Property signed by an officer of Depositor, certifying that each of the Escrow Conditions has been satisfied.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Donald T. Hurrelbrink

Its:	Vice President

Date:	October 25, 2017

U.S. BANK NATIONAL ASSOCIATION, as Secured Party

By:	/s/ Donald T. Hurrelbrink

Its:	Vice President

Date:	October 25, 2017

BEACON ESCROW CORPORATION, as Depositor

By:	/s/ Joseph M. Nowicki

Its:	Executive Vice President, Chief Financial Officer and Treasurer

Date:	October 25, 2017

Exhibit A

(a)    If at any time on or prior to the Conditions Precedent Date, Depositor delivers a signed Release Request to Escrow Agent and Secured Party, certifying that, prior to or substantially concurrently with the release of funds from the Escrow Account, each of the Escrow Conditions will be satisfied, Escrow Agent will release the Escrowed Property to the Company or such other person as the Company directs on the business day following the business day such Release Request is received by Escrow Agent.

Escrow Agent is authorized to use the following funds transfer instructions to disburse any Escrowed Property due to the Company pursuant to this subsection (a):

Bank Name: [~]

Bank Address: [~]

ABA No.: [~]

Account Name: [~]

Account No.: [~]

(b)    If Escrow Agent receives a Redemption Notice, Escrow Agent will, at Depositor’s expense, deliver (in accordance with the procedures of the Depository Trust Company) or otherwise by first-class mail to the registered address of each holder of Notes, a notice that the Escrow Redemption will occur. On the Escrow Redemption Date, Escrow Agent will release to Secured Party an amount of Escrowed Property in cash equal to the Escrow Redemption Price specified in the Redemption Notice for the Notes. Concurrently with such release to Secured Party, Escrow Agent shall release any remaining Escrowed Property in excess of the Escrow Redemption Price to the Company.

Escrow Agent is authorized to use the following funds transfer instructions to disburse any Escrowed Property due to the Company pursuant to this subsection (b):

Bank Name: [~]

Bank Address: [~]

ABA No.: [~]

Account Name: [~]

Account No.: [~]

Exhibit B

U.S. BANK NATIONAL ASSOCIATION

Investment Authorization Form

U.S. BANK MONEY MARKET DEPOSIT ACCOUNT

Description and Terms

The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount. The interest rate applicable to this account shall be at least 0.75% APY.

The owner of the account is U.S. Bank as agent for its Corporate Trust customers. U.S. Bank’s Corporate Trust Services Escrow Group performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

U.S. BANK IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR.

Automatic Authorization

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) confirm that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Exhibit C

Fee Schedule

These fees are based upon our current understanding of our duties under of the above-referenced agreement. U.S. Bank National Association reserves the rights to adjust its fees should its duties change under the agreement.

ACCEPTANCE FEE:	Waived

ADVANCE ANNUAL ADMINISTRATION FEE	Waived

TRANSACTION FEES:	WAIVED
Wire Fee:
Check Disbursement:

LEGAL FEES:	If any, at cost

The Acceptance Fee and the Advance Annual Administration Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination. All other fees, if any, will be billed to the client in arrears.

Exhibit D

Secured Party

1.	Taxpayer Identification Number: [~]

2.	Company Representative: The following individual/s is hereby designated as representative of Secured Party under the Agreement.

Name:	Donald T. Hurrelbrink	Specimen Signature:	/s/ Donald T. Hurrelbrink

Name:	Joshua A. Hahn	Specimen Signature:	/s/ Joshua A. Hahn

Call-Back designee(s) and phone number:

Donald T. Hurrelbrink	651-466-6308
Joshua A. Hahn	651-466-6309

Depositor

1.	Taxpayer Identification Number: [~]

2.	Company Representative: The following individual/s is hereby designated as representative of Depositor under the Agreement.

Name:	Ross D. Cooper	Specimen Signature:	/s/ Ross D. Cooper

Name:	Joseph M. Nowicki	Specimen Signature:	/s/ Joseph M. Nowicki

Call-Back designee(s) and phone number:

Joseph M. Nowicki

(571) 323-3939